Exhibit 4.1

NUMBER	UNITS

SEE REVERSE FOR

CERTAIN DEFINITIONS

CLEARTHINK 1 ACQUISITION CORP.

CUSIP

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND

ONE RIGHT TO RECEIVE ONE-TENTH OF ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT ____________________________________________________________________________ is the owner of ____________________________________________________________________________ Units of ClearThink Acquisition Corp., a Cayman Islands exempted company (the “Company”).

Each Unit (“Unit”), transferrable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed, consists of one Class A ordinary share, par value US$0.0001 per share (the “Class A Ordinary Shares”) of the Company and one right (“Right”). For every ten Rights held, the holder thereof will be entitled to receive one Class A Ordinary Share upon the consummation of the Company’s initial Business Combination (as defined in the Company’s amended and restated memorandum and articles of association, as amended and/or restated from time to time (the “Memorandum and Articles”). The Class A Ordinary Shares and Rights comprising the Units represented by this certificate are not transferable separately prior to the fifty-second (52nd) business day after the date of the final prospectus (the “Prospectus”) relating to the Company’s initial public offering (the “IPO”), unless D. Boral Capital LLC (“Boral”) determines that an earlier date is acceptable, but in no event will the Class A Ordinary Shares and Rights be traded separately until the Company files with the Securities and Exchange Commission (the “SEC”) a current report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds from the IPO including the proceeds received by the Company from the exercise of the over-allotment option thereto, if the over-allotment option is exercised. If Boral allows separate trading of the Class A Ordinary Shares and Rights prior to the 52nd business day after the date of the Prospectus, the Company will file a Current Report on Form 8-K with the SEC, including a press release, announcing when such separate trading shall begin.

The terms of the Rights are governed by a rights agreement (the “Rights Agreement”), dated as of [●], 2026, between the Company and VStock Transfer LLC, as the rights agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement are on file at the office of VStock Transfer LLC at 18 Lafayette Place, Woodmere, NY 11598 and are available to any Rights holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

Each Unit may be mandatorily split by the Company in connection with the closing of a Business Combination (as that term is defined in the Memorandum and Articles).

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

This Unit Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

By	[Seal]	By
Director		Director

ClearThink 1 Acquisition Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —		Custodian
	(Cust)		(Minor)

under Uniform Gifts to Minors Act

(State)

Additional Abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE(S))

Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company will full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

As more fully described in, and subject to the terms and conditions described in, the Prospectus, to the extent that Class A Ordinary Shares were issued as part of the Units, and subject to the terms of the Memorandum and Articles, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds with respect to the underlying Class A Ordinary Shares from the trust account established in connection with the IPO only in the event that (i) the Company redeems the Class A Ordinary Shares included in the Units and liquidates and dissolves upon failure to consummate an initial Business Combination (as defined in the Memorandum and Articles) within the time period set forth in the Memorandum and Articles, or (ii) if the holder(s) properly redeem for cash their respective Class A Ordinary Shares underlying the Units in connection with (1) a general meeting called to approve the initial Business Combination, upon consummation of such initial Business Combination, or (2) without a shareholder vote by means of a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination, or (3) in connection with a shareholder vote to amend the Memorandum and Articles not for the purpose of approving, or in conjunction with the consummation of, a Business Combination (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s Business Combination or to redeem 100% of the Class A Ordinary Shares underlying the Units if it does not consummate an initial Business Combination within the time period set forth in the Memorandum and Articles or (B) with respect to any other material provisions relating to: (i) the rights of holders of Class A Ordinary Shares or (ii) pre-initial Business Combination activity, upon the effectiveness of any such amendment. In no other circumstances shall the holder have any right or interest of any kind in or to the trust account.